Exhibit 8.1

List of Significant Subsidiaries:

Name	Percentage of ownership	Registered office	Activity
Italsofa Nordeste S/A	100.00	Salvador de Bahia, Brazil	(1)
Natuzzi (China) Ltd	100.00	Shanghai, China	(1)
Italsofa Romania S.r.l.	100.00	Baia Mare, Romania	(1)
Natco S.p.A.	99.99	Santeramo in Colle, Italy	(2)
I.M.P.E. S.p.A.	100.00	Bari, Italy	(3)
Nacon S.p.A.	100.00	Santeramo in Colle, Italy	(4)
Lagene S.r.l.	100.00	Santeramo in Colle, Italy	(4)
Natuzzi Americas Inc.	100.00	High Point, NC, USA	(4)
Natuzzi Iberica S.A.	100.00	Madrid, Spain	(4)
Natuzzi Switzerland AG	100.00	Dietikon, Switzerland	(4)
Natuzzi Benelux S.A.	100.00	Hereentals, Belgium	(4)
Natuzzi Germany Gmbh	100.00	Köln, Germany	(4)
Natuzzi Japan KK	100.00	Tokyo, Japan	(4)
Natuzzi Services Limited	100.00	London, UK	(4)
Natuzzi Trading Shanghai Ltd	100.00	Shanghai, China	(4)
Natuzzi Russia OOO	100.00	Moscow, Russia	(4)
Natuzzi India Furniture PVT Ltd	100.00	New Delhi, India	(4)
Natuzzi Florida LLC	51.00	High Point, NC, USA	(4)
Natuzzi Netherlands Holding	100.00	Amsterdam, Holland	(5)
Natuzzi France S.a.s.	100.00	Paris, France	(6)
Natmex S.DE.R.L.DE.C.V	100.00	Mexico City, Mexico	(6)
Softaly (Furniture) Shanghai Co. Ltd	96.50	Shanghai, China	(6)
Italholding S.r.l.	100.00	Bari, Italy	(6)
Italsofa Shanghai Ltd	96.50	Shanghai, China	(6)
Natuzzi Trade Service S.r.l.	100.00	Santeramo in Colle, Italy	(6)
Natuzzi Oceania PTI Ltd	100.00	Sydney, Australia	(6)
New Comfort Srl	100.00	Santeramo in Colle, Italy	(6)

(1)	Manufacture and distribution
(2)	Intragroup leather dyeing and finishing
(3)	Production and distribution of polyurethane foam
(4)	Services and distribution
(5)	Investment holding
(6)	Dormant